LightPath Technologies, Inc. Announces

Fiscal 2005 Financial Results Improvement over 2004

For Immediate Release

(August 30, 2005) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM(R) glass products, and high-performance fiber-optic collimators and isolators, today announced unaudited financial results for the fourth quarter and fiscal year ending June 30, 2005.

Summary (see Quick Reference and Financial Tables below)

Fiscal 2005: Our total year financial results improved over fiscal 2004 -

  Revenues for fiscal year 2005 increased 41%, or $3.4 million

  Gross margin improved by $310,000, which was a result of the increase in revenue

  Gross margin percentage decreased from 25% in 2004 to 20% in 2005

  Operating and other costs below the gross profit line declined by $1.8 million from 2004 to 2005

  These factors combined to contribute to lower net loss per share of $(1.05) vs. $(1.98) and an improvement in both cash flow used by operations when compared to the prior year (see below) and a reduction in total cash used from $3.3 million in 2004 to $1.1 million in 2005, both excluding the cash received from financings and a legal settlement during 2004.

Fourth Quarter 2005: Our net loss and cash flow have improved on moderately lower revenue in our fourth quarter compared to 2004 -

  Revenues for the fourth quarter decreased 13%, or $348,000.

  Gross margin decreased by approximately $512,000 partially as a result of a decrease in revenue,

  Gross margin percentage decreased to 17% of sales from 34% of sales in the prior year's fourth quarter

  Operating and other costs below the gross margin line declined by $983,000 from the prior year to the current year fourth quarter

  These factors combined to contribute to a lower net loss of $699,000 or $(0.21) per share vs. $1,170,000 or $(0.36) per share in the fourth quarter of 2004 and an improvement in cash flow from operations when compared to the same period last year (see below).

Quick Reference (Unaudited):

(In Millions except for per share data)	Quarters Ended June 30,		Years Ended June 30,
	2005	2004	2005	2004
Total revenues	$2.42	$2.77	$ 11.75	$ 8.33
Net loss	$(0.70)	$(1.17)	$ (3.48)	$ (5.60)
Net loss per share	$(0.21)	$(0.36)	$ (1.05)	$ (1.98)
Cash used by operations	$-	$(0.34)	$ (1.11)	$ (2.49)

(In Millions)	June 30, 2005	March 31, 2005	June 30, 2004

Cash and cash equivalents	$ 2.46	$1.48	$ 2.53

Discussion:

Fiscal Year Ended 2005:

For the fiscal year ended June 30, 2005, the Company reported total revenues of $11.75 million compared to $8.33 million for the previous fiscal year, an increase of 41%. Net loss for fiscal 2005 was $3.48 million, or $1.05 per share. For fiscal 2004, the Company reported a net loss of $5.60 million, or $1.98 per share.

Our strategy to reduce dependence on the telecommunications markets and broaden our market appeal has added greatly to our ability to post these improved financial results. Our markets, which have seen the greatest percentage increase in revenues, include industrial laser and lens markets, medical products and defense.

Gross margin for the full year 2005 was $2.36 million (gross margin percentage of 20%) vs. gross margin line last year of $2.05 million (gross margin percentage of 25%). The decrease in our gross margin percentage is mainly attributable to the previously mentioned early stage production costs and competitive pricing pressures as well as a one time charge for inventory costs in the second quarter of 2005.

Fourth Quarter 2005:

For the quarter ended June 30, 2005, the Company reported total revenues of $2.42 million compared to $2.77 million for the 2004 fourth quarter, a decrease of 13%. Net loss for the quarter was $0.70 million, or $0.21 per share, compared to a net loss of $1.17 million, or $0.36 per share.

Gross margin decreased in the fourth quarter vs. the same period last year. Gross margin for the quarter ended June 30, 2005 was approximately $421,000, or 17% vs. $933,000, or 34% as compared to the prior year fourth quarter. This is the second year running that we have achieved positive gross margin in every quarter. The decrease in gross margin in this current fourth quarter was mainly attributable to the decreased revenue, early stage production costs related to new products and competitive pricing pressure in our isolator line.

Other business expenses were generally lower contributing to a decrease in our net loss to $0.70 million for the fourth quarter of 2005 compared to a net loss of $1.17 million in the fourth quarter of 2004.

Cash Status:

For the quarter ended June 30, 2005, net cash increased by $0.98 million, compared to a decrease of $0.4 million in the fourth quarter of 2004. The increase in the fourth quarter of 2005 includes $1.0 million in proceeds from a financing. For the entire fiscal year of 2005, cash used was $1.12 million, excluding the fourth quarter cash inflows from a financing ($1.0 million). In contrast, fiscal 2004 net cash used was significantly higher at $3.31 million, excluding the fourth quarter cash inflows from a financing ($1.87 million) and from a favorable lawsuit settlement ($0.6 million). Our cash usage improvement reflects management's continuing efforts to reduce general and administrative expenses.

President's Comments:

Ken Brizel, President and CEO of LightPath, stated, "We are encouraged by our 2005 performance. Fiscal year 2005 was a difficult year for us. In the beginning of FY05 we had a strong communications order board and a growing non-communications segment. As we were ending the first half of FY05 our communications based customers began to slow down if not stall. We were anticipating our second half to be the same as our first half for FY05, but found the second half to be down in communications product sales. The good news was that all the work we did to introduce new non-communications products helped to offset some of the short fall in our communications sales base. But, not enough to completely overcome it.

We had a marked sales improvement from precision molded glass optics, followed by isolators and then collimators. Isolator sales were stronger in the first half than the second half of fiscal 2005, while showing overall gain year over year.

We have worked throughout the year to improve our total sales picture by establishing some significant new market opportunities and customer relationships. The introduction of blue lens products, High Power Collimators and Infrared optics, we anticipate will deliver continued growth opportunities going forward. We are continuing to make investments in these areas to generate robust top line growth.

Of interest are market and geographic business changes made this past year. Our sales to defense have grown to 8% of sales from nearly 0% just a few years ago. Also, we have put in place representatives in Asia/Pacific and seen some early orders from new customers generating 3% of our sales in new growing markets offshore, while not a significant part of our revenue yet, we anticipate that it will be in the future.

We have aggressive goals for fiscal 2006 to continue to extend our recent gains. We have a supportive Board, a great management group, and many dedicated and hard-working employees. We have more work to do and we face more challenges ahead particularly during the 1st half of fiscal 2006 and must execute flawlessly to take full advantage of our opportunities. I believe we're poised for still better performance in this coming year."

Additional information concerning the Company and its products can be found at the Company's web site at www.lightpath.com.

Webcast Details:

LightPath will hold an audio webcast at 2:00 p.m. EDT today with Ken Brizel to discuss details regarding the company's performance for the quarter and fiscal year 2005. The session may be accessed at http://www.lightpath.com. The archive of the webcast will be available for replay on our website.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol LPTH.

Contacts: Ken Brizel, President & CEO, or

Rob Burrows, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

LightPath Technologies, Inc.

Condensed Consolidated Income Statements

(Unaudited)
	Three Months Ended June 30		Year Ended June 30
	2005	2004	2005	2004
Revenues	$ 2,423,996	$ 2,772,774	$ 11,753,968	$ 8,331,671
Cost of sales	2,003,242	1,840,116	9,395,935	6,283,349
Gross Margin	420,754	932,658	2,358,033	2,048,322
Selling, general and administrative	937,350	1,257,257	4,217,009	5,170,996
New product development	231,497	317,513	985,357	1,022,299
Amortization of intangibles	38,217	468,540	580,889	1,947,562
Reorganization and relocation expense	-	-	-	1,766
Operating loss	(786,310)	(1,110,652)	(3,425,222)	(6,094,301)
Other income (expense), net	87,615	(59,240)	(54,583)	495,894
Net loss	$(698,695)	$(1,169,892)	$(3,479,805)	$(5,598,407)
Loss per share of common stock (basic and diluted):
Net Loss	$(0.21)	$(0.36)	$(1.05)	$(1.98)
Number of shares used in per share calculation (basic and diluted):	3,403,800	3,221,697	3,316,560	2,831,128

LightPath Technologies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)
	June 30	June 30
	2005	2004

Cash and cash equivalents	$ 2,462,540	$ 2,531,029
Trade accounts receivable, net	1,456,612	1,797,113
Inventories	1,783,430	1,457,027
Other current assets	180,493	500,328
Total current assets	5,883,075	6,285,497
Property and equipment, net	1,335,612	2,343,783
Intangible assets, net	325,008	905,896
Other assets	65,214	145,913
Total assets	$ 7,608,909	$ 9,681,089

Accounts payable	$ 865,960	$ 656,263
Other current liabilities	758,702	1,036,107
Total current liabilities	1,624,662	1,692,370

Capital lease obligation, excluding current portion	54,193	-

Stockholders' equity	5,930,054	7,988,719
Total liabilities and stockholders' equity	$ 7,608,909	$ 9,681,089

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